Exhibit 10.1

FOURTH AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2018 (this “Amendment”), is entered into by and among Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), Fusion BCHI Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and Birch Communications Holdings, Inc., a Georgia corporation (“BCHI”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

RECITALS

A.
The Parties previously entered into that certain Agreement and Plan of Merger, dated as of August 26, 2017, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 15, 2017, the Second Amendment to Agreement and Plan of Merger, dated as of September 29, 2017, the Third Amendment to Agreement of Plan of Merger, executed on October 24, 2017, and the Amended and Restated Third Amendment to Agreement and Plan of Merger, dated as of October 27, 2017 (collectively, the “Merger Agreement”).

B.
The Parties desire to further amend the Merger Agreement as set forth herein.

The Parties hereby agree as follows:

1. Exhibit A to the Merger Agreement is hereby deleted and replaced with the Exhibit A attached hereto.

2. Section 6.7 of the Merger Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

“To the extent necessary to comply with NASDAQ listing requirements, the Company shall submit to the holders of Company Common Stock at the Stockholders’ Meeting a proposal to approve and adopt an amendment to the Company Certificate of Incorporation to authorize the Company Board to effect, prior to the Effective Time, a reverse split of all outstanding shares of Company Common Stock at a ratio of up to 5:1, with such ratio to be determined by the Company Board after consultation with BCHI, such that each holder of shares of Company Common Stock shall receive one share of Company Common Stock for the appropriate number of shares of Company Common Stock held by such holder (the “Reverse Split”).”

3. The phrase “120 days after the date hereof” in Section 8.1(b)(iv) of the Merger Agreement is hereby deleted and replaced with “220 days after the date hereof”.

4. The definition of “Fully-Diluted Company Share Total” set forth in Section 9.15, is hereby deleted and replaced with the following:

“Fully-Diluted Company Share Total” means, as of immediately prior to the Effective Time, the number of shares of Company Common Stock issued and outstanding (excluding, for this purpose, the shares of Company Common Stock to be issued by the Company in connection with its acquisition of assets of Iqmax, Inc. (not to exceed 300,000 shares) plus the number of shares of Company Common Stock issued or issuable upon the conversion of the Company Preferred Stock and any other class or series of preferred stock of the Company outstanding as of immediately prior to the Effective Time, plus the number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Company Warrants (as adjusted for stock splits and calculated using the treasury stock method). For the avoidance of doubt, any shares of Company Common Stock that are (a) issued after the date hereof pursuant to Section 5.2, or (b) issuable upon the conversion of Company Preferred Stock, any other class or series of preferred stock of the Company, or any other security or debt instrument, in each case, issued after the date hereof pursuant to Section 5.2, will be included in the Fully-Diluted Company Share Total, unless otherwise agreed by the Parties.”

5. Section 2 of Exhibit D to the Merger Agreement is hereby deleted and replaced with the following:

“2.        Assets. Prior to the Distribution Time, BCHI and the BCHI Subsidiaries will transfer to a newly created Subsidiary of BCHI or to Tempo Telecom, LLC or another current subsidiary of BCHI approved by the Company (such company being hereinafter referred to as “Spinco”) (i) all customer contracts and accounts relating thereto with respect to the then existing consumer business of BCHI and the BCHI Subsidiaries and all customer contracts and accounts relating thereto with respect to their single-line business services business located in the United States (collectively, the “Consumer/SMB Business Customers”), (ii) any assets that are used solely to support the Consumer/SMB Business Customers in the United States, and (iii) any other assets that are reasonably agreed by the Parties as necessary to support the services provided to the Consumer/SMB Business Customers. The services currently provided by BCHI and the BCHI Subsidiaries to the Consumer/SMB Business Customers include landline local voice services, associated long distance voice services, associated ancillary services such as adjunct-to-basic services that are intended to facilitate completion of calls through utilization of basic telephone service facilities including, but not limited to, call waiting, speed dialing, caller ID, call blocking, call forwarding, and voicemail, and associated carrier access services; the Tempo consumer wireless voice and data services (collectively, the “Consumer/SMB Business”). For avoidance of doubt, the patents set forth on Annex 1 to this Exhibit D will not be transferred to Spinco but Spinco will have a perpetual, royalty free license to use such patents in the United States.x

The parties hereto agree that Annex 2 to Exhibit D (the “Existing Annex”) will be amended (as amended, the “Revised Annex”) to remove the Canadian assets and include, as agreed by the parties, certain additional assets based on customer metrics (category and RPUs) identified by the parties. The Revised Annex will be completed using the methodologies set forth in the Existing Annex. The parties agree to cooperate to finalize the Revised Annex no later than Tuesday, February 6, 2018, and attach same to this Amendment as Exhibit B.”

6. Consent to IQmax, Inc. Asset Acquisition. BCHI hereby provides its consent to the acquisition of substantially all of the assets of Iqmax, Inc. by Network Billing Systems LLC, an indirect wholly-owned subsidiary of the Corporation.

7. Effect of Amendment. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Merger Agreement not expressly contemplated hereby. Except as specifically modified and amended hereby, the Merger Agreement shall remain unchanged and in full force and effect. From and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar meaning shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Merger Agreement shall continue to refer to August 26, 2017.

8. Governing Law. This Amendment will be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction).

9. Jurisdiction. Section 9.8 (Jurisdiction) of the Merger Agreement is incorporated herein by reference and made a part hereof as if fully set forth herein.

10.  Counterparts. This Amendment may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. PDF transmissions of this Amendment shall be deemed to be the same as the delivery of an executed original.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By: _/s/ James P. Prenetta, Jr,
      Name: James P. Prenetta, Jr.
      Title: Executive Vice President and
                General Counsel

FUSION BCHI ACQUISITION LLC

By: /s/ Gordon Hutchins, Jr.
      Name: Gordon Hutchins, Jr.
      Title: Manager

BIRCH COMMUNICATIONS HOLDINGS, INC.

By: /s/ Gordon P. Williams, Jr.
      Name: Gordon P. Williams, Jr.
      Title: Senior Vice President and General Counsel

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FUSION CONNECT, INC.

FUSION CONNECT, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 17, 1997.

SECOND: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation pursuant to Section 245 of the General Corporation Law of the State of Delaware.

THIRD: The Certificate of Incorporation of the Corporation shall be amended and restated in full as follows:

ARTICLE I

The name of the Corporation is Fusion Connect, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, City of Wilmington 19808. The name of the Corporation’s registered agent at such address is Corporation Service Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 160,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Section 4.2 Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

the voting powers, if any, and whether such voting powers are full or limited in such series;

the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

the provisions, if any, of a sinking fund applicable to such series; and

any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

The provisions of that certain Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock of Fusion Telecommunications International, Inc., as filed with the Secretary of State of the State of Delaware on December 15, 2006, as modified by that certain Certificate Reducing the Number of Authorized Shares of Series A-1 Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on September 7, 2007, and as amended by that certain Amendment to Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock of Fusion Telecommunications International, Inc. filed with the Secretary of State of Delaware on March 28, 2014, are attached hereto as Annex A and incorporated herein by reference.

The provisions of that certain Certificate of Rights and Preferences of Series A-2 Cumulative Convertible Preferred Stock of Fusion Telecommunications International, Inc., as filed with the Secretary of State of the State of Delaware on May 9, 2007, as modified by that certain Certificate Reducing the Number of Authorized Shares of Series A-2 Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on September 7, 2007, and as amended by that certain Amendment to Certificate of Rights and Preferences of Series A-2 Cumulative Convertible Preferred Stock of Fusion Telecommunications International, Inc. filed with the Secretary of State of Delaware on March 28, 2014, are attached hereto as Annex B and incorporated herein by reference.

The provisions of that certain Certificate of Rights and Preferences of Series A-4 Cumulative Convertible Preferred Stock of Fusion Telecommunications International, Inc., as filed with the Secretary of State of the State of Delaware on September 11, 2007, as amended by that certain Amendment to Certificate of Rights and Preferences of Series A-4 Convertible Preferred Stock of Fusion Telecommunications International, Inc. filed with the Secretary of State of Delaware on March 28, 2014, are attached hereto as Annex C and incorporated herein by reference.

The provisions of that certain Certificate of Designations of Preferences, Rights and Limitations of Series B-2 Senior Cumulative Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on December 27, 2013, is attached hereto as Annex D and incorporated herein by reference.

Section 4.3 Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V

The Board may make, amend, and repeal the Bylaws of the Corporation; provided, that nothing herein will limit the power of the stockholders of the Corporation to make, amend and repeal Bylaws. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Corporation may be taken at a duly called annual or special meeting of stockholders of the Corporation or without a meeting by means of any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), or (iii) by the Secretary of the Corporation (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer, a majority of the total number of Directors that the Corporation would have if there were no vacancies on the Board (the “Whole Board”), or stockholders of the Corporation holding at least a majority of voting power of the outstanding Voting Stock. For the purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors.

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

Section 6.1 Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Corporation will not be less than one nor more than nine and will be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation. Subject to adjustment per the Bylaws, the number of Directors as of the date of this Amended and Restated Certificate of Incorporation is fixed at nine. At each annual meeting of the stockholders of the Corporation, the successors to the Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election and until their successors are elected and qualified. Election of Directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 6.2 Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the Director whose seat is being filled and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a Director of the Corporation. No repeal or modification of this Article VI will adversely affect the protection of any Director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director of the Corporation occurring prior to the effectiveness of such repeal or modification.

ARTICLE VII

Section 7.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 7.4 of this Article VII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 7.1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 7.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 7.1 of this Article VII shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 7.2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.1 of this Article VII with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 7.3 Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.1 and 7.2 of this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 7.4 Right of Indemnitee to Bring Suit. If a claim under Section 7.1 or Section 7.2 of this Article VIII is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Section 7.5 Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article VII shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

Section 7.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 7.7 No Duplication of Payments. The Corporation shall not be liable under this Article VII to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

ARTICLE VIII

From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article VIII.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this __ day of __________, 2018.

FUSION CONNECT, INC.

By:
Name
Title